Exhibit 10.2

Contact: Michael L. McMullan (239) 254-2100 mmcmullan@bankofflorida.com FOR IMMEDIATE RELEASE

BANCSHARES OF FLORIDA, INC. NAMES TRACY L. KEEGAN
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
Retiring David G. Wallace Continues as Investor Relations Officer

NAPLES, FL – (December 21, 2005) – Bancshares of Florida, Inc. (Nasdaq: BOFL) today announced that Tracy L. Keegan has been named Executive Vice President and Chief Financial Officer effective January 1, 2006 following the retirement of David G. Wallace. Ms. Keegan, who has more than 17 years financial industry experience, will be responsible for the company’s comprehensive finance and accounting activities, including financial and regulatory reporting, treasury, tax, and financial planning and analysis. She will report to Bancshares of Florida, Inc. President and CEO Michael L. McMullan. Mr. Wallace, who served as Executive Vice President and Chief Financial Officer since January 2004, will continue in an executive role with the company on a part-time basis as Investor Relations Officer.

Most recently, Ms. Keegan served as Chief Financial Officer for The Bankers Bank, one of 21 banker’s banks in the United States specifically chartered to serve the needs of community financial institutions. Ms. Keegan was based in the Atlanta, Georgia office, where she directed the finance departments of Community Financial Services, Inc., a bank holding company with more than $1.6 billion in assets, a customer base of more than 1,100 community financial institutions, and multiple subsidiaries and minority interests.

Previously, she spent 15 years in executive management roles at The Prudential Banks, a multi-bank organization and a subsidiary of Prudential Financial, Inc., in Atlanta, Georgia.  Her most recent executive position was Senior Vice President, Comptroller and Treasurer and member of the Board of Directors for the corporation’s three financial services companies with combined assets over $2 billion.  While at Prudential, Ms. Keegan directed the finance, accounting, treasury and tax departments; chaired the asset/liability committee; served on loan, risk and product management committees; implemented and ensured compliance with FDICIA and Sarbanes-Oxley; managed internal and external audits and exams; established and maintained internal controls and managed all financial and regulatory reporting, including reporting to the SEC, FDIC, and OTS.

Ms. Keegan attended the University of Alabama at Huntsville, Huntsville, Alabama, and earned a Bachelor of Science in Accounting from the University of Phoenix, Phoenix, Arizona.  She is a member of the American Institute of Certified Public Accountants and the Financial Manager Society.

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1185 Immokalee Road     Naples, Florida 34110
(239) 254-2100     www.bankofflorida.com

BOFL NAMES KEEGAN CFO, WALLACE RETIRES	2-2-2-2

          “We welcome Tracy to Bancshares of Florida, as she is a seasoned banking professional who brings diverse and specific expertise to the Chief Financial Officer role. Her experience leading financial companies that are organized akin to Bancshares, with a holding company and rapidly growing affiliates, will prove invaluable as our franchise strengthens its presence in our core market areas, and as we review and prioritize strategic opportunities for growth into new markets,” said Bancshares of Florida President and CEO Michael L. McMullan.

           “David Wallace has accomplished much in his two years as CFO.  He has developed a comprehensive finance, asset/liability management, and accounting function, growing the staff to 12 from four when he joined the company; provided financial leadership in three capital raises, bringing over $46 million in new capital to the company; and established an effective and expanding investor relations program, during which time the market cap of the company has increased from $45 million to $140 million and the share price has risen 60%.  We are pleased that we will continue to benefit on a part-time basis from David’s extensive experience in investor relations,” McMullan continued.

          Mr. Wallace stated, “After 37 years in banking and finance, I am looking forward to spending more time with my family and enjoying the Florida life style.  At the same time, continuing to work in a specialized capacity with the enthusiastic and talented team at BOFL is a wonderfully attractive opportunity.”

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is $518-million-asset multi-bank holding company located in Naples, Florida.  It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida.  In addition, Bank of Florida, Fort Lauderdale, recently opened a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

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1185 Immokalee Road     Naples, Florida 34110
(239) 254-2100     www.bankofflorida.com